Exhibit 10.3

Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, Texas 77007

February 25, 2021

Joseph H. Reniers
[#### ####### ######]
[#######, ##### #####]

Re:	Incentive and Retention Award Agreement

Dear Joe,

We consider your continued service and dedication to Kirby Corporation (the “Company”) essential to the success of our business.  It is in the best interests of the Company and its stockholders to assure that the Company will have your continued dedication for the successful operation of the Company’s businesses. To incentivize you as a key leader to remain with and committed to the success of the Company, we are pleased to offer you a retention award pursuant to this letter agreement (this “Agreement”). Your retention award is comprised of a cash retention bonus (the “Cash Retention Bonus”) and an award of restricted stock units (the “Retention RSU Award”) under our 2005 Stock and Incentive Plan (the “Plan”). The terms and conditions of your Cash Retention Bonus and your Retention RSU Award are specified below.

1.          Cash Retention Bonus.  You will be eligible to receive a Cash Retention Bonus in the aggregate amount of $375,000.00, which will vest and be paid to you in three equal annual installments on December 15, 2021, December 15, 2022, and December 15, 2023, subject to your continued employment with the Company or a subsidiary through each such vesting date. Each vested installment of your Cash Retention Bonus will be paid on the first regularly scheduled payday following the applicable vesting date, less all applicable federal, state and local taxes. Except as otherwise provided in Section 3(b) below, upon your termination of employment with the Company and its subsidiaries for any reason, you will immediately forfeit your right to receive any Cash Retention Bonus installment payments that are unvested as of your termination date.

2.          Retention RSU Award. The Company will grant to you 9,850 restricted stock units (the “Retention RSUs”). The Retention RSUs will cliff-vest on January 24, 2024, subject your continued employment with the Company or a subsidiary through such vesting date. The Retention RSUs will be subject to the terms of the Plan and a related restricted stock unit award agreement to be entered between you and the Company. For avoidance of doubt, the Retention RSU award agreement will provide that the Retention RSUs will not be subject to the special retirement vesting provisions set forth in Section 4.7 of the Plan. Except as otherwise provided in Section 3(b) below, upon your termination of employment with the Company and its subsidiaries for any reason, all then-unvested Retention RSUs will be immediately forfeited and cancelled.

3.          Effect of Termination of Employment.

(a)          Resignation; Unsatisfactory Performance.  If your employment with the Company and its subsidiaries terminates because you resign or because the Company (or a subsidiary) terminates you for Unsatisfactory Performance (defined below), (i) you will immediately forfeit your right to receive any Cash Retention Bonus installment payments that are unvested as of your termination date, and (ii) any unvested Retention RSUs will be immediately forfeited and cancelled. For avoidance of doubt, upon your termination as described in this Section 3(a), you will retain all previously paid Cash Retention Bonus installment payments.

As used herein, “Unsatisfactory Performance” means you fail to consistently achieve stated performance goals or your performance is materially below the Company’s expectations (other than any such failure resulting from incapacity due to physical or mental illness). The Company (or a subsidiary) will not terminate your employment for “Unsatisfactory Performance” unless the Company (or subsidiary) has given you written notice of such unsatisfactory performance and you fail to cure such performance (to the extent curable) within fifteen (15) calendar days of such written notice.

(b)           Death; Disability.  If your employment with the Company and its subsidiaries terminates because you die, or become disabled, (i) you will receive the Cash Retention Bonus installment (if any) on a prorated basis as of the date of your death or disability and immediately forfeit your right to receive any future Cash Retention Bonus installment payments that are unvested as of your termination date, and (ii) any unvested Retention RSUs will be prorated for payment as of the date of your disability or death.  For avoidance of doubt, upon your termination as described in this Section 3(b), you will retain all previously paid Cash Retention Bonus installment payments.

(c)          Termination without Cause.  If your employment with the Company and its subsidiaries is involuntarily terminated without Cause (as defined below) and other than for Unsatisfactory Performance, (i) you will immediately forfeit your right to receive any Cash Retention Bonus installment payments that are unvested as of your termination date, and (ii) any unvested Retention RSUs will be immediately forfeited and cancelled. For avoidance of doubt, upon your termination as described in this Section 3(c), you will retain all previously paid Cash Retention Bonus installment payments.

As used herein, “Cause” means your (i) conviction of, or plea of nolo contendere to, any felony or any crime or offense involving theft, fraud, embezzlement, moral turpitude or similar conduct; (ii) malfeasance in the performance of your duties, which shall mean (A) intentional misuse or diversion of assets of the Company or a subsidiary, (B) theft or embezzlement or (C) fraudulent or willful and material misrepresentations or omissions in any reports or information submitted to the Company or a subsidiary or any government agency or regulatory authority; (iii) material failure to perform the duties of your employment (other than any such failure resulting from incapacity due to physical or mental illness) or material failure to follow or comply with reasonable directives from any other employee of the Company (or subsidiary) who has direct or indirect supervisory authority over you; (iv) a material violation of the Company’s Business Ethics Guidelines or any other written policies of the Company and its subsidiaries applicable to you; or (v) a material violation of any federal, state or local laws or regulations.

(d)           Termination for Cause.  If your employment with the Company and its subsidiaries is involuntarily terminated for Cause, you will immediately forfeit your right to receive any further payments under this Agreement and all Retention RSUs will be immediately forfeited and cancelled.  Further, upon your termination as described in this Section 3(d), you hereby acknowledge and agree to promptly repay to the Company the total amount of the Cash Retention Bonus installment payments previously paid to you, including, for greater certainty, all applicable federal, state and local taxes withheld by the Company from such Cash Retention Bonus installment payments.  By your signature below, you acknowledge and agree that the Company has the right to offset any amount that you owe the Company under this Section 3(d) against any amounts due you by the Company or any of its subsidiaries.

4.          Effect of Certain Leaves of Absence. An approved leave of absence for military service or sickness, or for any other purpose approved by the Company, will not be deemed to be a termination of employment if your right to re-employment is guaranteed either by statute, by contract, or under the policy pursuant to which the leave of absence was granted. In addition, in the event that such leave of absence exceeds three (3) months, then to the extent permitted by law, the dates for payment of the Cash Retention Bonus and vesting of the Retention RSUs (in each case, to the extent not previously paid or vested) will be extended by the length of such leave of absence.

5.          No Right to Continued Service. Nothing in this Agreement confers upon you any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company, which rights are hereby expressly reserved by you and the Company, to terminate your employment at any time and for any reason, with or without Cause, subject to applicable law.

6.          Application of Section 409A. The parties intend that this Agreement and the payments and benefits provided hereunder will comply with, or be exempt from, the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), and all provisions of this Agreement will be construed, to the maximum extent possible, in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. To the extent any payment hereunder due upon the occurrence of your termination of employment constitutes deferred compensation that is subject to Section 409A, and is not otherwise exempt from complying with the provisions of Section 409A, then such payment(s) will not commence unless and until you have also incurred a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h). If the Company determines that to the extent any payment hereunder constitutes “deferred compensation” under Section 409A and you are, on the termination of your employment, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such payment will be delayed until the earlier to occur of: (i) the date that is six months and one day after your separation from service, or (ii) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to you a lump sum amount equal to the sum of the payments that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the payments had not been so delayed pursuant to this Section 6. Each installment of any payments provided for in this Agreement is a separate “payment” for purposes of Section 409A.

7.          Entire Agreement.  This Agreement and the attachments hereto are intended to be the entire agreement between you and the Company with respect to the subject matter addressed herein.  No waiver or modification of any term of this Agreement shall be valid unless made in writing and signed by you and an authorized officer or agent of the Company.

8.          Controlling Law.  This Agreement shall in all respects be interpreted, enforced, and governed by the laws of the State of Texas, without regard to the state’s conflicts laws.

9.          Representations and Affirmations. You acknowledge and agree that you are entering into this Agreement voluntarily, have carefully read this entire Agreement, and understand and is fully aware of its contents and of its legal effect.

10.         Severability.  If any portion of this Agreement is held invalid by operation of law, it shall be modified to the extent required by law to render it enforceable.  If modification is not permitted by law, the invalid provision shall be struck and the remaining terms of this Agreement shall not be affected.

11.        Full Compliance.  You acknowledge and agree that the Company’s agreement to provide the payments under this Agreement is expressly contingent upon your full compliance with the Company’s policies and procedures through the term of your employment.

12.        Successors/Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective heirs, executors, administrators, personal representatives, successors, and assigns of the parties. You may not assign, delegate or otherwise transfer any of your rights, interests or obligations in this Agreement without the prior written approval of the Company.

13.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be part of the same Agreement. Facsimile or PDF reproductions of original signatures shall be deemed binding for the purpose of the execution of this Agreement.

{Signature Page Follows}

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates of indicated below.

KIRBY CORPORATION		EMPLOYEE

Name:	/s/ Kim B. Clarke	/s/ Joseph H. Reniers
Title:	Vice President and Chief Human Resources Officer	Date:	February 25, 2021
Date:	February 25, 2021